EXHIBIT 5.1
May 17, 2010
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
Ladies and Gentlemen:
     We have acted as counsel for Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”) in connection with the proposed offering and sale by the Partnership of 4,000,000 common units (the “Firm Units”) and up to an additional 600,000 common units pursuant to the Underwriters’ (as defined below) option to purchase additional common units (the “Option Units” and together with the Firm Units, the “Units”) pursuant to that certain Underwriting Agreement dated May 13, 2010 (the “Underwriting Agreement”) by and among the by and among the Partnership, Western Gas Holdings, LLC (the “General Partner”), Western Gas Operating, LLC and WGR Operating, LP and the several underwriters named therein (the “Underwriters”).
     In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Partnership and the General Partner; (ii) the Registration Statement on Form S-3 (Registration No. 333-160000) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated August 17, 2009 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated May 12, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) resolutions of the Board of Directors of the General Partner and the pricing committee thereof; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Units will be sold

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May 17, 2010 Page 2
in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units, when issued, will be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and as described in the Prospectus.
     The foregoing opinion is limited to the Delaware LP Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.